Exhibit 99.1

News Release

Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell 410 470-7433

Investor Contact:	Tonya Cultice 410 470-5619

Constellation Energy Partners Receives Favorable Outcome in Torch Arbitration

HOUSTON, July 23, 2008—Constellation Energy Partners LLC (NYSE: CEP) today announced it received a favorable ruling in the arbitration proceeding relating to the net profits interest (NPI) held by Torch Energy Royalty Trust in the majority of the company’s assets in Alabama’s Black Warrior Basin. In issuing its final award, the arbitration panel concluded that a price sharing arrangement and other pricing terms of a terminated gas purchase contract continue to burden the NPI and will do so for the life of the NPI. The price sharing arrangement and related pricing terms have had the effect of keeping payments to the trust significantly lower than if the NPI were calculated using the prevailing market price for production from the applicable wells.

“We are extremely pleased with the ruling,” said Stephen Brunner, president and chief executive officer. “The ruling keeps in place important pricing terms that impact the economics for a majority of our properties in the Black Warrior Basin. Most importantly, this decision brings closure to the dispute that is both contractually and financially important for our company and provides further support for delivering cash flow stability and future growth to our investors.”

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

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